SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2005

REGENCY CENTERS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 West Forsyth Street, Suite 200 Jacksonville, Florida	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904)-598-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 13, 2005, Regency Centers Corporation (“Regency”) entered into a Purchase Agreement among Regency and Regency Centers, L.P., the operating partnership through which Regency conducts its business (“RCLP”), on the one hand, and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. as representatives of the initial purchasers named therein, on the other hand, (the “Purchase Agreement”) pursuant to which RCLP agreed to issue $350 million aggregate principal amount of its 5.25% Notes due 2015 (the “Notes”). The Notes are guaranteed as to the payment of principal and interest by Regency.

The Notes were sold in a private placement (i) to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) outside the United States to persons who are not “U.S. persons” (as defined in Rule 902 of Regulation S under the Securities Act) in compliance with Regulation S under the Securities Act. The Notes were issued on July 18, 2005 pursuant to the terms of an indenture dated as of July 18, 2005 with Wachovia Bank, National Association, as trustee (the “Indenture”).

Both the Purchase Agreement and Indenture, to be filed as exhibits to Regency’s next applicable periodic report or registration statement, are incorporated herein by reference. For a description of the material terms of the Purchase Agreement, the Indenture and the Notes, see the information set forth below under Item 2.03, which is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation

The Notes bear interest at a rate of 5.25% per annum and mature on August 1, 2015. Interest on the Notes will be payable semi-annually in arrears on February 1 and August 1 each year, beginning on February 1, 2006, to holders of record of registered at the close of business on the January 15 or July 15, respectively, immediately preceding such interest payment date.

The Indenture contains certain financial covenants, substantially identical to those found in two existing indentures to which Regency is a party, that limit the ability of RCLP and that of its subsidiaries to: (i) incur additional secured and unsecured debt; (ii) create liens on assets; or (iii) engage in certain business combinations. RCLP may, at its option, redeem some or all of the Notes at any time on not less than 30 and not more than 60 days’ prior written notice mailed to the holders of the Notes to be redeemed. The Notes will be redeemable at a price equal to the principal amount of the Notes being redeemed, plus accrued but unpaid interest on the portions being redeemed, plus a “make-whole” amount calculated under the Indenture.

The Indenture provides for customary events of default, including, among other things, nonpayment, failure to comply with the other agreements in the Indenture for a period of 60 days, and certain events of bankruptcy, insolvency and reorganization.

Under the terms of a Registration Rights Agreement, dated June 18, 2005, RCLP has agreed to register notes having substantially identical terms as the Notes with the Securities and Exchange Commission as part of an offer to exchange freely tradable exchange notes for the Notes. Under the Registration Rights Agreement, if RCLP fails to satisfy certain filing and other obligations with

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respect to the exchange, RCLP will be obligated to pay an additional annual interest rate on the Notes of 0.25% per annum on the principal amount of the Notes for the first 90 days after such a default and at a rate of 0.50% per annum thereafter. Such additional interest would cease to accrue once such default is remedied.

The description set forth above is qualified in its entirety by the Purchase Agreement, the Indenture (including the form of notes attached thereto) and the Registration Rights Agreement, to be filed as exhibits to RCLP’s next applicable periodic report or registration statement.

A press release issued by Regency on July 18, 2005 is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

C.	Exhibits:

4.1*	Indenture dated as of July 18, 2005 among Regency Centers, L.P., Regency Centers Corporation, as Guarantor, and Wachovia Bank, National Association, as Trustee.

4.2*	Registration Rights Agreement dated as of July 18, 2005 among Regency Centers, L.P. and Regency Centers Corporation, on the one hand, and Wachovia Capital Market, LLC and J.P. Morgan Securities Inc. as representatives of the initial purchasers referenced therein, on the other hand.

10.1*	Purchase Agreement dated as of July 13, 2005 among Regency Centers, L.P. and Regency Centers Corporation, on the one hand, and Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. as representatives of the initial purchasers referenced therein, on the other hand.

99.1	Press release dated July 18, 2005.

*	To be filed as an exhibit to Regency’s next applicable periodic report or registration statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION
(registrant)

July 19, 2005	By:	/s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President
and Chief Accounting Officer

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